Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	August 2, 2005
	Contact:	David A. Remijas President/CEO (630) 969-8900

Park Bancorp, Inc. Announces

Second Quarter 2005 Earnings

Quarterly Dividend Declared

Repurchase Program Announced

Chicago, IL - Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the second quarter ended June 30, 2005.

Park Bancorp, Inc. also announced that the Board of Directors has declared a cash dividend of $.18 per share of common stock for the quarter ended June 30, 2005. The dividend will be payable on August 26, 2005 to shareholders of record on August 12, 2005. This is the twenty-seventh consecutive quarterly dividend paid to shareholders.

Park Bancorp, Inc. announced that the Board of Directors has adopted a stock repurchase plan during which the Company is authorized to purchase up to 50,000 shares. The Company recently completed the repurchase of 50,000 shares at an average price of $30.00.

Net income for the three months ended June 30, 2005 was $394,000, or $.37 per share, as compared to $564,000, or $.53 per share, for the same period in 2004.

Net interest income before provision for loan losses decreased to $1.9 million for the three months ended June 30, 2005 from $2.1 million for the corresponding period in 2004. Total interest income increased to $3.4 million for the three months ended June 30, 2005 from $3.3 million for the corresponding period in 2004. Total interest expense increased to $1.4 million for the three months ended June 30, 2005, from $1.3 million for the quarter ended June 30, 2004.

Non-interest income decreased to $183,000 for the quarter ended June 30, 2005, from $204,000 for the quarter ended June 30, 2004.

Non-interest expense increased to $1.5 million for the quarter ended June 30, 2005, compared to $1.4 million for the corresponding three month period in 2004. The change was due to higher compensation costs.

Total assets at June 30, 2005 were $257.0 million, compared to $261.0 million at March 31, 2005. The change was due to a decrease in securities and interest bearing deposits offset by an increase in the loan portfolio.

The loan portfolio increased to $164.1 million at June 30, 2005, from $162.1 million at March 31, 2005. The increase was due to an increase in lines of credit and a participation loan. During the same period, non-performing assets decreased to $4.4 million, or 1.71% of assets, from $4.9 million, or 1.88% of assets.

Deposit accounts decreased to $160.0 million at June 30, 2005, from $161.9 million at March 31, 2005. The change was due to a decrease in certificates of deposit and passbook accounts offset by an increase in checking accounts.

Borrowings decreased to $63.0 million at June 30, 2005 from $65.5 million at March 31, 2005. The change was due to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at June 30, 2005 was $30.6 million, which is equivalent to 11.91% of total assets. Book value at June 30, 2005 was $28.87 per share. The decrease in stockholders’ equity from March 31, 2005 was attributable to the repurchase of 18,400 shares at an average price of $31.80 and dividends paid offset by net income for the Company and an unrealized gain in the available-for-sale portfolio.

Park Federal Savings Bank was founded in 1921 and operates three full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

Selected Financial Data:	June 30, 2005	March 31, 2005	December 31, 2004

Total assets	$257,025	$261,045	$267,620
Loans receivable, net	164,101	162,068	167,466
Interest bearing deposits	7,644	10,174	11,499
Securities	66,125	70,165	70,864
Deposits	159,974	161,931	166,125
Borrowings	62,974	65,487	67,240
Total stockholders’ equity	30,607	30,734	30,907
Book value per share[1]	28.87	28.59	28.81
Non-accrual loans	$4,295	$4,827	$3,125
Real estate owned	89	88	84
Non-performing assets	4,384	4,915	3,209
Non-performing assets to total assets	1.71%	1.88%	1.20%
Allowance for loan loss	$1,374	$1,374	$1,374
Allowance for loan loss to gross loans receivable	.81%	.82%	.79%

1 Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
Selected Operating Data:	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Interest income	$3,376	$3,342	$6,646	$6,824
Interest expense	1,447	1,276	2,846	2,545

Net interest income before provision for loan losses	1,929	2,066	3,800	4,279
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,929	2,066	3,800	4,279
Non-interest income	183	204	312	520
Non-interest expense	1,522	1,414	3,066	2,938

Income before income taxes	590	856	1,046	1,861
Income tax expense	196	292	352	633
Net income	$ 394	$ 564	$694	$1,228

Selected Performance Ratios:
Return on average assets	0.61%	0.84%	0.53%	0.91%
Return on average equity	5.17%	7.54%	4.52%	8.20%
Average equity to average assets	11.77%	11.09%	11.70%	11.11%
Equity to total assets at end of period	11.91%	11.03%	11.91%	11.03%
Average interest rate spread	3.06%	3.09%	2.96%	3.23%
Net interest margin	3.22%	3.24%	3.12%	3.39%
Average interest-earning assets to average interest-bearing liabilities	106.57%	107.54%	106.84%	107.58%
Non-interest expense to average assets	2.37%	2.08%	2.36%	2.18%
Efficiency ratio	72.06%	62.29%	74.56%	61.22%